Exhibit 99.2

PHOTRONICS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	April 28, 2024	January 28, 2024	April 30, 2023	April 28, 2024	April 30, 2023

Revenue	$217,000	$216,334	$229,306	$433,334	$440,397

Cost of goods sold	137,749	137,079	140,904	274,828	275,918

Gross Profit	79,251	79,255	88,402	158,506	164,479

Operating Expenses:

Selling, general and administrative	18,996	18,321	17,878	37,317	34,696

Research and development	4,292	3,445	3,479	7,736	6,781

Total Operating Expenses	23,288	21,766	21,357	45,053	41,477

Other operating gain	89	-	-	89	-

Operating Income	56,052	57,489	67,045	113,542	123,002

Non-operating (loss) income, net	20,534	(3,747)	13,571	16,786	(854)

Income Before Income Tax Provision	76,586	53,742	80,616	130,328	122,148

Income tax provision	20,214	14,660	21,343	34,874	33,925

Net Income	56,372	39,082	59,273	95,454	88,223

Net income attributable to noncontrolling interests	20,121	12,902	19,344	33,023	34,308

Net income attributable to Photronics, Inc. shareholders	$36,251	$26,180	$39,929	$62,431	$53,915

Earnings per share:

Basic	$0.59	$0.43	$0.65	$1.01	$0.88

Diluted	$0.58	$0.42	$0.65	$1.00	$0.88

Weighted-average number of common shares outstanding:

Basic	61,771	61,455	61,138	61,613	61,016

Diluted	62,409	62,283	61,507	62,346	61,489